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                                                                   EXHIBIT 23.2


                               CONSENT OF COUNSEL


   The undersigned hereby consents to the use of our name, and the statement with respect to us appearing under the heading "Legal Matters" included in the Registration Statement and to the incorporation by reference of this consent pursuant to Rule 439(b) under the Securities Act of 1933, as amended (the "Act") into any subsequent registration statement for the same offering that may be filed pursuant to Rule 462(b) under the Act. In giving this consent, we do not concede that we come within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Dreher Langer & Tomkies L.L.P.


Columbus, Ohio
May 28, 2003